EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-181269, 333-181270, and 333-211431) and Form S-3 (Registration Nos. 333-216219, 33-48089, 333-42660, and 333-109211) of 3M Company of our report dated February 8, 2018, except for the change in the manner in which the Company presents and classifies certain pension and postretirement net periodic benefit costs in the statement of income discussed in Note 1 and Note 5 and in the composition of reportable segments discussed in Notes 3 and 17, as to which the date is May 8, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 8, 2018